Exhibit 10.01
CONFIDENTIAL TREATMENT REQUESTED

ADDENDUM FOR SHIPPING LABEL PRODUCTS

This fifth addendum (the “Fifth Addendum”) is made and entered into as of June 11, 2003 (“Fifth Addendum Effective Date”) by and between Intuit Inc. (“Intuit”) and the John H. Harland Company (“Harland”).

RECITALS

A.     Intuit and Harland are parties to a Supply Agreement made and entered into as of January 1, 2000 (“Supply Agreement”).

B.     As of July 1, 2000, the parties entered into an Addendum for Semi-Custom Products and Custom Logos.

C.     As of September 6, 2001, the parties entered into an Addendum for Fulfillment Products and Services for FSG and P-TAP Non-Imprintable Products.

D.     As of November 11, 2001, the parties entered into an Addendum for USBP and Omware Imprintable Products.

E.     As of June 2, 2003, the parties entered into an Addendum for Core Tax Products.

F.     As of June 13, 2003 the parties entered into a “Term Sheet for Shipping Label Products” (“Term Sheet”) regarding their intent to enter into an addendum to the Supply Agreement.

G.     The parties are now entering into this Fifth Addendum to the Supply Agreement for the addition of Shipping Label Products to the Supply Agreement, and in order to replace and supercede the Term Sheet.

NOW THEREFORE, the parties hereby amend the Supply Agreement as follows:

1.     INTUIT PRODUCTS AND FIFTH ADDENDUM PRODUCT DESIGN. The products and services listed in Exhibit A (Shipping Label Products) (the “Fifth Addendum Products”) are deemed additional “Intuit Products” for all purposes of the Supply Agreement. Products or services may be added to this list and this Fifth Addendum at terms mutually agreed upon in writing by both Harland and Intuit. Intuit must approve of (in writing) any third-party supplier used by Harland to supply Fifth Addendum Product. The specifications of the Fifth Addendum Products are listed in Exhibit A-1.

2.     OWNERSHIP AND LICENSE OF SPECIALLY DESIGNED LABELS; REPRESENTATION & WARRANTY; INDEMNITY.

     (a)  Ownership. Harland and Intuit agree that the PSLK and PSLL labels listed on the attached Exhibit A (“Specially Designed Labels”) have been designed exclusively for Intuit by Harland’s third-party supplier, and Intuit owns all rights, title and interest, including copyright and other property or intellectual property rights in such Specially Designed Labels. During the

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

term of this Fifth Addendum and following any termination of the Fifth Addendum, Harland shall not use Specially Designed Labels for any purpose other than the fulfillment of the Intuit Customer Orders. Following any termination of this Fifth Addendum, Intuit may continue to use, sell or distribute Specially Designed Labels.

     (b)  License Grant. Intuit hereby grants Harland and its subcontractors a non-exclusive, non-transferable, non-sublicenseable, license to use within the United States, any Specially Designed Labels to fulfill Intuit Customer Orders.

     (c)  Representation and Warranty; Indemnity. Harland represents and warrants that it has the right to grant the rights hereunder Section 2(a) to the Specially Designed Labels. Harland will defend, indemnify and hold harmless Intuit, its affiliates, and its and their officers, directors, employees, and agents from any loss, damage, liability or cost (including reasonable attorneys’ fees) resulting from any third party claim that arises from any breach of this Section 2(c) or that Specially Designed Labels infringe any copyright or other property or intellectual property right

3.     EXCLUSIVE PRODUCTS. Notwithstanding the definition of “Exclusive Intuit Products” in Appendix 1 of the Supply Agreement, the Fifth Addendum Products are not to be treated as “Exclusive Intuit Products”.

4.     NO RIGHT OF FIRST NEGOTIATION. Harland will have no rights under Section 4(c) of the Supply Agreement with respect to any Fifth Addendum Products.

5.     TERM AND TERMINATION. The term of the Fifth Addendum will be one (1) year following the Launch Date (defined below). In addition to the grounds for termination mentioned in Section 45 of the Supply Agreement, (a) Intuit shall have the right to review and terminate without penalty the provisions of this Fifth Addendum at any time following a (*) day notification and cure period should the product selection, quality, and/or service provided by Harland for the Fifth Addendum Products not meet the specifications that were mutually agreed to by Harland and Intuit; or (b) for any consecutive (*) month period ending on (*) or (*) during which Harland does not meet the turnaround requirements set forth in the Supply Agreement or this Fifth Addendum with respect to the Fifth Addendum Products, Intuit shall have the right to terminate this Fifth Addendum upon written notice to Harland. Termination of the provisions of this Fifth Addendum would not terminate the other provisions of the Supply Agreement. Applicable provisions of Section 45 (Termination) of the Supply Agreement shall apply to any termination of this Fifth Addendum. Upon any termination of this Fifth Addendum, any unsold inventory or work in process under this Fifth Addendum, shall be Harland’s responsibility, and Intuit shall not be obligated to reimburse Harland for, or purchase such unused inventory from Harland.

6.     LAUNCH DATE. Harland shall be ready to receive, fulfill and ship Orders on or before June 3, 2003 (the “Launch Date”) and in accordance with Exhibit B (Implementation Plan) attached hereto.

7.     SECURE SOURCING. If any circumstance occurs that prevents Harland or any third party supplier from effectively filling and shipping Intuit Customer Orders in accordance with Intuit’s specified quality requirements and turnaround times, including but not limited to termination, financial issues, or any disasters, Intuit shall have the right to immediately purchase all Fifth Addendum Products in the possession or control of Harland or third-party suppliers, or immediately take possession of Intuit-owned products in the possession or control of Harland or third-party suppliers. In addition, Intuit shall have the right to immediately take over the sourcing

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

of Fifth Addendum Products that are work in process and will be completed at a later date at third-party suppliers. Harland will make Harland-owned Fifth Addendum Products available by Harland to Intuit at the prices that Harland was charged for them. Harland will also ensure that any third party supplier of Fifth Addendum Products will make these Products that are work in process and to be completed at a later date available to Intuit at the prices that the supplier agreed upon with Harland. Intuit will pay Harland reasonable additional costs for Harland’s cooperation in transferring such Fifth Addendum Products to Intuit.

8.     WAREHOUSING AND FULFILLMENT. Harland or its third party supplier shall provide warehousing and fulfillment services for Fifth Addendum Products to meet the requirements as specified by Intuit, and will be responsible for ensuring the inventory availability of Fifth Addendum Products sourced by Harland to fulfill Intuit Customer Orders. Harland is responsible for the acts or omissions of any outsourced warehousing suppliers, and is required to ensure that any such approved outsourcers retain, at their expense, a policy of commercial general liability insurance listing Intuit as a third party beneficiary to the policy and naming Intuit as an additional insured. Such policies shall provide coverage adequate to cover any Fifth Addendum Products inventory included for warehousing services. Harland shall provide Intuit with a certificate of insurance as evidence of such coverage. Such certificate shall provide for at least thirty (30) days prior written notice to Intuit of cancellation or material change of such coverage.

9.     SYSTEMS. (*) will fund the development, enhancements and ongoing support of connections to Intuit’s order entry and billing systems, and any changes needed to meet new businesses and services in connection with this Fifth Addendum. Harland is responsible for the funding and implementation of development, enhancement, and ongoing support of Harland-controlled systems, hardware and/or software. The level of support will be (*) above the levels specified in the Supply Agreement based on the additional volumes resulting from additional products.

10.     SAME ORDER SHIPMENTS/PAIRINGS. The specific items paired in the same package are based primarily on the type of products, imprintables and non-imprintables, and size of the products. Harland will pair all items physically able and commercially reasonable in the same package for shipment. In addition, Harland will work with third party suppliers so that these suppliers can pair items in the same package for shipment.

11.     PERFORMANCE SCORECARD. Harland will measure and report its performance against the performance scorecard set forth in Exhibit D, and will use their best efforts to meet, exceed and improve performance. Following the end of each calendar quarter, designated team members from both parties will meet and review performance during the past quarter. In connection with these quarterly meetings, the parties will gather the data and rate Harland’s performance in accordance with the performance scorecard set forth in Exhibit D. Harland and Intuit will mutually agree upon any changes to the performance scorecard.

12.     ORDER PROCESS. Intuit shall forward Intuit Customer Orders to Harland, and it will process such Intuit Customer Orders in accordance with the Supply Agreement. Harland shall provide ship confirmation to Intuit. Harland shall establish an order transmission connection to its Intuit-approved third-party supplier prior to June 3, 2003.

13.     TURN AROUND TIME. In lieu of the requirements of Section 18(a) of the Supply Agreement, Harland shall process and ship all Fifth Addendum Products in stock within (*) hours after receipt of the Order by Harland, provided a Force Majeure event does not cause an interruption of service. For backorders, items should be shipped as soon as they are available on

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

a first in, first out Order basis. In addition, Harland shall identify and provide Intuit with all backorder information in a quick and effective manner. This backorder notification process will be developed and agreed to by Harland and Intuit.

14.     SHIPPING METHODS.

(a)	Harland will be responsible for shipping each completed Order to the Customer’s specified address, and will ensure that any carrier providing Fifth Addendum Products will ship each completed Order to the Customer’s specified address. Unless otherwise indicated on the Order or otherwise specified by Intuit, shipping shall be via ground, or comparable service where ground is not available. Harland will ensure that all third-party suppliers that provide Fifth Addendum products can support shipping methods, including Ground, Next Day and Second Day at competitive costs. When the rates are not competitive at a third party supplier, and it is commercially reasonable, Harland will allow the third-party supplier of Fifth Addendum Products to utilize Harland’s freight rates. Notwithstanding the above, Fifth Addendum Products shall be shipped in accordance with Exhibit A1 (Product Specifications).

(b)	Harland will be responsible for the proactive management of carriers to negotiate and manage competitive freight costs, file and credit to Intuit refunds for lost or damaged shipments, and track and ensure the compliance of on-time and quality performance. Harland will report these performance measures monthly in the Performance Scorecard, Exhibit D, and work with their carriers to meet, exceed and improve performance.

(c)	Harland will be responsible for the management of all carriers for Fifth Addendum Products and other Products supplied and/or fulfilled by Harland or their third party suppliers to ensure that the carrier meets (*) on time performance. Harland will be responsible for crediting Intuit for any charges, penalties or expedited fees resulting from lost or damaged shipments, and from mistakenly returned packages. In addition, Harland will credit Intuit for reimbursements made by the carrier to Harland for service failures, including failures to meet on-time shipping guarantees. Harland will use its best efforts in working with Intuit to recover these credits in a mutually agreeable and commercially reasonable manner and provide Intuit with a monthly accounting of such credits. Harland will pay to Intuit any credits pursuant to this section within (*) business days of receipt of such credits by Harland from carrier.

15.     QUALITY. Harland warrants and guarantees to FSG the quality of all non-imprintable Fifth Addendum Products in line with Intuit’s product specifications and other requirements listed in Exhibit B (Implementation Plan). Harland is responsible for replacing any defective product(s) at Harland’s costs, including any and all services and shipping costs.

16.     PERSONNEL. Harland will identify qualified primary contacts at Harland who will be available to work directly with Intuit as needed. In addition, Harland will identify at least one qualified contact at each third-party supplier of Fifth Addendum Products who Intuit will contact in coordination with Harland, with prior notification if practical, on an as needed basis.

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

17.     PRICING AND COSTS. For each Fifth Addendum Product and service provided pursuant to this Fifth Addendum, Harland will charge Intuit in accordance with the following: Exhibit C (Pricing for Shipping Label Products). These mutually agreed upon prices should be competitive in the market, and in compliance with applicable laws, and will remain in effect from the Fifth Addendum Effective Date and will continue in effect thereafter during the term of this Fifth Addendum, subject to the following sections of the Supply Agreement: Section (*) and Section (*). Harland will work with Intuit on continuous improvements to reduce material, administrative, freight and warehousing costs, and will (*).

18.     REPORTING. Harland will provide standard and ad hoc reporting to provide information on, but not limited to the following: Performance Scorecard Measures. These reports should be accurate and presented in a timely manner.

19.     BUSINESS CONTINUITY.

(a)	Harland shall: (i) be responsible for business continuity of operations as to the products and services to be provided under this Fifth Addendum; (ii) within (*) days after the Fifth Addendum Effective Date, submit to Intuit for approval a mutually agreed upon and reasonable business continuity plan (“Business Continuity Plan”) that mitigates and minimizes Intuit service interruptions; and (iii) update the Business Continuity Plan, subject to Intuit’s approval, to reflect changes in technology and industry standards on an annual basis.

(b)	Harland shall provide Intuit reasonable assistance in Intuit’s assessment of Intuit’s business continuity requirements and provide, for Intuit’s approval, a set of alternatives for the development of a viable Intuit business continuity program, and the estimated fees associated with each alternative.

(c)	Harland shall immediately provide Intuit with written notice of any service failure relating to this Fifth Addendum due to any of the events specified in the second paragraph of Section 22 of the Supply Agreement or any other event beyond Harland’s reasonable control (each a “Force Majeure”) and shall use its best efforts to immediately implement the Business Continuity Plan with regard to such failure.

(d)	In the event of a Force Majeure, Vendor shall not charge Intuit any fees in excess of the fees set forth in this Fifth Addendum.

(e)	Whenever a Force Majeure requires that Harland allocate limited resources between or among its customers, Intuit shall receive no less priority in respect to such allocation than any of Harland’s other customers.

20.     RECORDS/AUDIT. Pursuant to Section 40 (d) of the Supply Agreement, Intuit shall have the full right to audit any and all documents, records or other paperwork of Harland’s that they deem necessary or appropriate in order to validate Intuit charges or verify basis for (*). This includes, but is not limited to, Harland’s costs from suppliers and materials costs, and will be utilized to determine (*) information. Harland will maintain accurate records with respect to the information underlying any reports, payments required, and costs under the Supply Agreement and under this Fifth Addendum. Intuit may, upon no less than (*) days prior written notice to Harland, request an audit by an independent Certified Public Accountant mutually agreed to by

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

both parties, of relevant records of Harland’s upon which such reports are based during normal business hours. Harland shall remit payments or credits to Intuit for the full amount of any disclosed shortfalls. The audit rights set forth herein shall continue for (*) years following the termination of the Supply Agreement for any reason, or for such period as Harland continues to make (*) to Intuit, whichever is longer. No such audit may occur more than (*) during the Term.

21.     APPLICABILITY OF SUPPLY AGREEMENT. The following Sections of the Supply Agreement will not be applicable to the Fifth Addendum Products: (*); 14 (Format and Contents of Printed Information); 15 (Bank File Maintenance); 16 (MICR Quality); 18(a) (Turnaround Time); the first sentence of 18(c); 32 (Rights in Check Designs); 34 (Manufacturing Charges); (*); (*); (*); and (*). Section 42 (Payment Terms) will be applicable to the Fifth Addendum Products; provided, however, that the Fifth Addendum Products will not receive the (*) discount for early payment, which products will be billed on a separate invoice from the other FSG products. For avoidance of doubt, Section 17 (Privacy and Security Standards) of the Fulfillment Addendum applies to this Fifth Addendum.

22.     This Addendum replaces and supercedes the Term Sheet. Except as specified in this Fifth Addendum, the Supply Agreement remains in full force and effect.

IN WITNESS WHEREOF, Intuit and Harland have executed and entered into this Fifth Addendum by their duly authorized representatives.

JOHN H. HARLAND COMPANY	INTUIT INC.

By:	/s/ MARTIN E. KERNER	By:	/s/ K. MAGGIE RIGGINS

Printed Name: Martin E. Kerner	Printed Name: K. Maggie Riggins

Title: VP, Gen’l Mgr	Title: Sr. Strategic Sourcing Mgr

Date: 11/11/03	Date: 11/25/03

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT A
FIFTH ADDENDUM PRODUCTS

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT A-1
FIFTH ADDENDUM PRODUCT SPECIFICATIONS

Shipping Labels – styles supported

•	The following six standard designs of Discount Labels shipping labels should be supported for 6-up laser sheets: ML2, ML3, ML8, ML12, ML13, JML. For the initial launch, manual shipping label rolls will not be supported due to differences in their imprintable area.

•	All styles of labels will have the same imprintable area of 3 1/8” in length by 7/8” in height. This imprint box should begin 3/8” from the top of the label and 7/16” from the left of the label.

Shipping Labels – Customization Options

•	Three layout types will be offered on this product line – Left Logo, Right Logo, and No Logo. Label stock designs have been selected so that across these three templates, there will be a single, standard imprintable area. The logo must fit into a box that is 7/8” x 7/8”, and a 1/8” margin should be placed between the logo bounding box and the text bounding box. Therefore, for the two layout types with logos, the area available for text will be 2 1/8” in length. For the template with no logo option, the imprintable area will be 3 1/8” x 7/8”.

•	Up to four (4) lines of imprint text will be supported for custom-printed shipping labels in the “From” box of the label.

•	The following Intuit standard fonts will be supported. As with business cards & stationery, customers will be able to select and use any of these fonts at no additional charge. The fonts include: Auriol, Calvert, Helvetica, Hobo, Kauffman, Korinna, Improv, Cascade Script, Nueva, Palatino, Sabon, Garamond. The default font shall be Helvetica, as in our business cards & stationery line.

•	The customer will have the ability to specify that one or more lines of text be printed in bold type.

•	The default point size will be 12 point bold for the first line of imprint, and 10 point bold for the second, third, and fourth lines of imprint. The customer will be able to reduce the point size to 11 point or 10 point (if top line) or 9 point or 8 point (if any line), but they will not be able to enlarge the point size.

•	Customers should have the ability to enter 27 characters per line of imprint.

•	The following nine standard ink colors will be supported. These nine ink colors do not exactly match FSG’s current ink colors, but it is necessary to allow for some variation in this area given that vendors offer different standard color offerings. Other than the nine colors below, no other colors will be offered at this time.

Black Red - PMS 185 Blue- Reflex blue Green- PMS 349 Brown- PMS 477 Light Blue - Process blue Maroon - PMS 208 Violet- PMS Violet Teal - PMS 321

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

•	The imprint text block should be centered vertically in the imprint area. This is particularly important if the customer only enters a 1, 2, or 3 line imprint, rather than a 4 line imprint.

Logos

•	Customers should have the ability to use their custom logo – either newly uploaded, or existing from a previous order – on their custom printed shipping labels with design formats that support custom logos.

•	Customers should have the ability to use any standard or monogram logo on their custom printed shipping labels.

•	Logos must be printed in the same standard ink color in which the imprint text is printed.

•	Logos uploaded for use on custom printed shipping labels must also be made available for use on other Intuit products – both on IntuitMarket/Logo Locker and in Cosmos.

•	Custom logos and standard logos will be able to be applied to custom printed shipping labels at no additional cost to the customer or to Intuit.

Shipment & packaging requirements

•	Labels shipped directly from a label vendor, Harland’s shipper numbers will be used.

•	Intuit customers will be given the option of ground shipping, second day shipping, and next day shipping for any label product ordered.

•	Harland will make available to Intuit updated, electronic information about the ship status of boxes (fulfilled from either Harland or the label vendor) on at least an hourly basis.

•	For any labels shipped directly from the label vendor, the boxes will be labeled with a return address of Intuit (Harland’s Milton return address), and any materials (packing slip, etc.) contained within the box will be branded as Intuit and will be subject to Intuit’s approval.

•	For any labels shipped directly from the label vendor, the vendor will not insert any materials into the box without Intuit’s written express consent.

•	The label vendor will insert an Intuit Supplies Catalog, and any other materials specified by Intuit, into outgoing labels orders. The label vendor will be responsible for managing an inventory of these written materials, as supplied by Intuit, which will remain the property of Intuit until they are fulfilled in outgoing orders.

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT B
IMPLEMENTATION PLAN

SCHEDULE MILESTONES	Owner	COMPLETION DATE

Complete MRD	SS	(*	)
Complete FRD and Product Attribute Mapping	CC	(*	)
Prepare SKU Setup Spreadsheet	RK	(*	)
Set up Label Products in IM Dev and Test	CD	(*	)
Complete Cosmos Product Creation, Development and Unit Testing	RR	(*	)
Complete IM Development and PDF Testing	NG, CD	(*	)
Complete IM UI Testing	NG	(*	)
Complete Harland/Discount Label Product SetUp and Development and Unit Testing	CB	(*	)
Complete End-to-End Testing	NG, CB	(*	)
Complete User Training	LW	(*	)
Release Communication to All Users		(*	)
Release to Production (Cosmos and IM)	KS, AK	(*	)

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT C
PRICING FOR SHIPPING LABEL PRODUCTS

Shipping Labels		(*	)	(*	)	(*	)	(*	)	(*	)
Personalized - standard design	6-up (Avery 5164)	(*	)	(*	)	(*	)	(*	)	(*	)
Blank	6-up (Avery 5164)	(*	)	(*	)	(*	)	(*	)	(*	)

Upcharges	Intuit cost		Suggested retail

Custom logo upload	(*	)	(*	)
Art Touch up	(*	)	(*	)
Bend and Peel cutting charge	(*	)	(*	)
Cancellation/Changes to an order (once order is processed)	(*	)	(*	)
Black and White Proof	(*	)	(*	)
Color Proof	(*	)	(*	)

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

EXHIBIT D

Monthly Performance Scorecard
Harland / Intuit

Category Total
Category: Service	Category Weight						(*)			Score

Metric	Performance Scale						Weight Factor		Result	Score

	Doesn’t Meet		Meets		Exceeds
	0		1		2		100

Time In Plant %, standard (base
stock, black ink)	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, standard (base stock, black ink)	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, custom 1 color	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, custom 2 color	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, vended (stamps)	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, micr-toner	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, business cards, 1 color	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, business cards, 2 color	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, tax forms	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, fulfillment (non-imprintable)	(*	)	(*	)	(*	)	(*	)
Time In Plant-Average, full custom	(*	)	(*	)	(*	)	(*	)

Category Total
Category: Operations	Category Weight						(*)			Score

Metric	Performance Scale						Weight Factor		Result	Score

	Doesn’t Meet		Meets		Exceeds
	0		1		2		100

Mail/Fax and OC Rerun Errors	(*	)	(*	)	(*	)	(*	)
MICR Errors % (critical)	(*	)	(*	)	(*	)	(*	)
Rerun Rate % (non-critical)	(*	)	(*	)	(*	)	(*	)
Cross Shipments % (critical)	(*	)	(*	)	(*	)	(*	)
Invoice Exceptions (Harland)	(*	)	(*	)	(*	)	(*	)
Pairing Rate %	(*	)	(*	)	(*	)	(*	)
Cosmos IPH	(*	)	(*	)	(*	)	(*	)
Inbound OC Service Level %	(*	)	(*	)	(*	)	(*	)
Outbound Call Resolution %	(*	)	(*	)	(*	)	(*	)
Rush Orders Missed	(*	)	(*	)	(*	)	(*	)
Maximum Hold Time Exceeded	(*	)	(*	)	(*	)	(*	)

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

Category Total
Category: Delivery	Category Weight						(*)			Score

Metric	Performance Scale						Weight Factor		Result	Score

	Doesn’t Meet		Meets		Exceeds
	0		1		2		100

On-time delivery % (Domestic Ground)	(*	)	(*	)	(*	)	(*	)
On-time delivery % (Domestic Home)	(*	)	(*	)	(*	)	(*	)
On-time delivery % (Express)	(*	)	(*	)	(*	)	(*	)
Lost and Damaged % (claims, rerun-generated)	(*	)	(*	)	(*	)	(*	)
Lost and Damaged % (paid claims)	(*	)	(*	)	(*	)	(*	)
Shipper Return Rate %	(*	)	(*	)	(*	)	(*	)
Shipper Late Claims % (paid)	(*	)	(*	)	(*	)	(*	)
Out of Network % (charged)	(*	)	(*	)	(*	)	(*	)

Category Total
Category: Systems Effectiveness	Category Weight						(*)			Score

Metric	Performance Scale						Weight Factor		Result	Score

	Doesn’t Meet		Meets		Exceeds
	0		1		2		100

Line Items Invoiced % (State 30)	(*	)	(*	)	(*	)	(*	)
Line Items Invoiced % (State 10)	(*	)	(*	)	(*	)	(*	)
Line Items Invoiced % (State 0)	(*	)	(*	)	(*	)	(*	)
Ship Status Completion % in COSMOS	(*	)	(*	)	(*	)	(*	)
System Up time % (Harland only)	(*	)	(*	)	(*	)	(*	)

Category Total
Category: Fullfillment	Category Weight						(*)		Score

Metric	Performance Scale						Weight Factor	Result	Score

	Doesn’t Meet		Meets		Exceeds
	0		1		2		100

Items Out-of-Stock	(*	)	(*	)	(*	)	(* )
Possible Score:	(*	)	(*	)	(*	)	(* )		Overall Score:

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.